Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contacts:	Gregg Piontek, VP & CFO Newpark Resources, Inc. 281-362-6800

Ken Dennard, Managing Partner Karen Roan, SVP Dennard-Lascar Associates 713-529-6600

NEWPARK RESOURCES ANNOUNCES DEFINITIVE AGREEMENT TO SELL ENVIRONMENTAL SERVICES BUSINESS

THE WOODLANDS, TX – February 11, 2014 – Newpark Resources, Inc. (NYSE: NR) today announced that it has entered into a definitive agreement to sell its Environmental Services business to ECOSERV, LLC, a portfolio company of Denver-based private equity group Lariat Partners, LP. Under the terms of the agreement, Newpark will receive $100 million in cash, subject to adjustment based on actual working capital conveyed at closing. While containing representations, warranties and indemnities which are customary for transactions of this nature, this agreement significantly limits Newpark’s post-closing environmental obligations, including those related to the waste transfer and disposal facilities.

Paul Howes, Newpark’s President and Chief Executive Officer, stated, “I am very pleased with the signing of this agreement, which is consistent with our stated strategy of focusing our energy on expanding our markets and developing leading technologies within our core drilling fluids and mats segments. We appreciate our dedicated employees in the Environmental Services division and their many years of valuable service.”

The sale is expected to close in the first quarter of 2014, subject to customary conditions, including regulatory approval. Proceeds from the sale will be used for general corporate purposes, potential acquisitions and/or share repurchases under the company’s current repurchase program.

Simmons & Company International is serving as financial advisor to Newpark in this transaction.

Newpark Resources, Inc. is a worldwide provider of drilling fluids, temporary worksites and access roads for oilfield and other commercial markets, and environmental waste treatment solutions. For more information, visit our website at www.newpark.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act that are based on management's current expectations, estimates and projections. All statements that address expectations or projections about the future, including Newpark's strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like "expects," "anticipates," "plans," "intends," "projects," "indicates," and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Newpark, particularly its Annual Report on Form 10-K for the year ended December 31, 2012, as well as others, could cause results to differ materially from those stated. These risk factors include, but are not limited to, our ability to execute our business strategy and make successful business acquisitions and capital investments, our customers’ activity levels in exploration and drilling , operating hazards inherent in the oil and natural gas industry, particularly offshore, our international operations, the availability of raw materials and skilled personnel, , our customer concentration and cyclical nature of our industry, our market competition, the cost and continued availability of borrowed funds, legal and regulatory matters, including environmental regulations, inherent limitations in insurance coverage, potential impairments of long-lived intangible assets, technological developments in our industry, and the impact of severe weather, particularly in the U.S. Gulf Coast. Newpark's filings with the Securities and Exchange Commission can be obtained at no charge at www.sec.gov, as well as through our website at www.newpark.com.

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